Exhibit 99.1

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
Tuesday, November 22, 2011	Rich Sheffer (952) 887-3753

DONALDSON COMPANY NAMES WIM VERMEERSCH VICE PRESIDENT, EUROPE AND MIDDLE EAST

MINNEAPOLIS, November 22, 2011-- Donaldson Company, Inc. (NYSE: DCI), announced today that it has appointed Wim Vermeersch as Vice President for its European, Middle Eastern, and North African business effective January 1st.

Most recently, Vermeersch was Director of Engine Products for Donaldson’s European Operations. Vermeersch will assume the leadership of Donaldson's European, Middle Eastern, and North African business from Tod Carpenter, who was appointed Senior Vice President, Engine Products, as previously announced.

Vermeersch, 45, first joined Donaldson in 1991 as Sales Engineer for Donaldson’s Torit® business, responsible for Belgium and Luxembourg. Since then, Vermeersch has held a wide range of general management positions within a number of Donaldson’s Industrial and Engine business units – both in Europe and Asia Pacific.

"Wim has a very broad background developed from his numerous leadership positions in sales and operations in many of our global business units," said Bill Cook, Chairman, President and CEO. "Wim’s demonstrated leadership skills, his relentless drive for results, and his strong commitment to ongoing people development, make him extremely well-suited for leading our European team and accomplishing our Strategic Growth Plans. Today, our European, Middle Eastern, and North African business accounts for 31 percent of our total revenue. With Wim's strong, global approach to our business, I am confident that this region will continue to deliver profitable growth and leading filtration solutions for our Customers around the globe."

Prior to joining Donaldson, Vermeersch was an International Sales Engineer in the power generation and petrochemical industries. Vermeersch has a Degree in Electro-Mechanics Engineering and holds a Masters Degree in Business Management and Managerial Economics.

About Donaldson Company, Inc.

Donaldson is a leading worldwide provider of filtration systems that improve people’s lives, enhance our Customers’ equipment performance, and protect our environment. We are a technology-driven Company committed to satisfying our Customers’ needs for filtration solutions through innovative research and development, application expertise, and global presence. Our 12,900 employees contribute to the Company’s success by supporting our Customers at our more than 100 sales, manufacturing, and distribution locations around the world.

Donaldson is a member of the S&P MidCap 400 and Russell 1000 indices, and our shares trade on the NYSE under the symbol DCI. Additional information is available at www.donaldson.com.

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